Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports FOURTH quarter AND FULL-YEAR 2025 EARNINGS

•
Fourth quarter revenues increased 5% sequentially to $2.28 billion
•
Fourth quarter net loss of $78 million, or $0.21 per share
•
Fourth quarter Adjusted EBITDA* of $267 million
•
Fourth quarter cash flow from operations of $573 million and free cash flow* of $472 million

•
Full-year revenues of $8.74 billion
•
Full-year net income of $145 million, or $0.39 per share
•
Full-year Adjusted EBITDA* of $1.03 billion
•
Full-year cash flow from operations of $1.25 billion and free cash flow* of $876 million
•
Full-year bookings of $2.34 billion, with ending backlog of $4.34 billion
•
Returned $505 million of capital to shareholders during the year

*Free Cash Flow, Excess Free Cash Flow, Adjusted Operating Profit, and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to non-GAAP measures” below.

HOUSTON, TX, February 4, 2026 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2025 revenues of $2.28 billion, a decrease of one percent compared to the fourth quarter of 2024. Net income decreased $238 million, or $0.62 per diluted share, year-over-year from $160 million, primarily due to a higher effective tax rate from valuation allowances on deferred tax assets, a higher mix of foreign earnings, and an increase in pre-tax Other Items (see Corporate Information for additional details). Operating profit was $92 million and adjusted operating profit was $177 million, compared to operating profit of $207 million and adjusted operating profit of $214 million in the fourth quarter of 2024. Adjusted EBITDA decreased 12 percent year-over-year to $267 million, or 11.7 percent of sales.

For the full-year 2025, NOV reported revenues of $8.74 billion, a decrease of one percent from 2024. Net income for the full-year 2025 was $145 million, a decrease of $490 million from 2024, reflecting lower levels of operating profit and a higher effective tax rate. Operating profit was $494 million and adjusted operating profit was $674 million, compared to operating profit of $876 million and adjusted operating profit of $767 million in the prior year. Adjusted EBITDA decreased 7 percent to $1.0 billion, or 11.8 percent of sales for the full-year 2025.

“NOV delivered a strong finish to 2025, capping off a year in which solid execution and market share gains mostly offset lower levels of industry spend,” said Jose Bayardo, Chairman, President, and Chief Executive Officer. “The combination of our technology leadership across a diverse portfolio of critical products and services along with our efforts to improve operational efficiencies is evident in our results.”

“Our Energy Equipment segment posted its fourth consecutive year of revenue growth and EBITDA margin expansion. Strong operational performance on the segment’s high-quality, production-oriented backlog more than offset lower demand for aftermarket parts and services. This performance largely offset a four percent revenue decline in our shorter-cycle Energy Products and Services segment, resulting in a one percent decline in consolidated full-year revenues against a seven percent decrease in global activity levels.

“These results, along with continued efforts to drive additional efficiencies and process improvements, translated into exceptional cash flow. NOV generated $1.25 billion in cash from operations and $876 million in free cash flow, marking our second consecutive year of greater than 85 percent EBITDA conversion to free cash flow.

“Near term, we expect an oversupplied oil market and geopolitical uncertainty to keep customers cautious, and their budgets weighted toward the back half of 2026. We anticipate markets will begin to rebalance in the second half of the year and are seeing increasing indications that offshore drilling activity is bottoming, which should support improving demand for our drilling equipment aftermarket business later in the year.

“As a result, we expect our fourth quarter 2026 financial performance will improve relative to the fourth quarter of 2025, with full-year 2026 EBITDA in-line to slightly lower than 2025 levels, assuming commodity prices remain at or above current levels. Beyond that, we expect higher levels of offshore and international activity as well as prolonged underinvestment in the industry’s asset base to set the stage for a much more attractive operating environment for NOV in 2027 and beyond.”

Energy Products and Services

Energy Products and Services generated revenues of $989 million in the fourth quarter of 2025, a decrease of seven percent from the fourth quarter of 2024. Operating profit decreased $39 million from the prior year to $73 million, or 7.4 percent of sales, and included $7 million in pre-tax Other Items. Adjusted EBITDA decreased $33 million from the prior year to $140 million, or 14.2 percent of sales. Lower revenues reflected reduced global activity, partially offset by market share gains. Profitability was further impacted by increased tariffs and inflationary pressures.

Energy Equipment

Energy Equipment generated revenues of $1.33 billion in the fourth quarter of 2025, an increase of four percent from the fourth quarter of 2024. Operating profit decreased $45 million from the prior year to $107 million, or 8.0 percent of sales, and included $46 million in pre-tax Other Items. Adjusted EBITDA decreased $5 million from the prior year to $180 million, or 13.5 percent of sales. Revenues benefited from strong execution on backlog, while lower demand for aftermarket spare parts and services led to a less favorable sales mix.

New orders booked during the quarter totaled $532 million, representing a book-to-bill of 73 percent when compared to $728 million of orders shipped from backlog. As of December 31, 2025, backlog for capital equipment orders for Energy Equipment totaled $4.34 billion, a decrease of $93 million from the fourth quarter of 2024.

First Quarter 2026 Outlook

The Company is providing financial guidance for the first quarter of 2026, which constitutes “forward-looking statements” as described further below under “Cautionary Note Regarding Forward-Looking Statements.”

For the first quarter of 2026 management expects year-over-year consolidated revenues to decline between one to three percent with Adjusted EBITDA expected to be between $200 million and $225 million.

Corporate Information

NOV repurchased approximately 5.7 million shares of common stock for $85 million and paid $27 million in dividends during the fourth quarter, resulting in a total of $112 million in capital returned to shareholders. For the full-year, the Company repurchased 22.8 million shares of common stock for $315 million and paid $190 million in dividends. Capital returned to shareholders for the full-year totaled $505 million, which includes a $78 million supplemental dividend to true up the 2024 capital return program. The Company remains committed to returning at least 50 percent of its Excess Free Cash Flow on an annual basis and expects to achieve that threshold for 2025 via a supplemental dividend in the first half of 2026.

During the fourth quarter of 2025, NOV recorded $86 million in pre-tax Other Items, primarily related to goodwill and long-lived asset impairments (see Reconciliation of GAAP to non-GAAP measures).

As of December 31, 2025, the Company had total debt of $1.72 billion, with $1.50 billion available on its primary revolving credit facility, and $1.55 billion in cash and cash equivalents.

Significant Achievements

NOV’s Downhole Broadband Solutions™ technology was used to drill record annual footage of more than 750,000 ft in 2025, up 74% year-over-year, reflecting growing demand for real-time downhole data to improve execution, reservoir exposure, and decision-making. The wired drill pipe-enabled broadband network also delivered measurable gains in completions, including a recent well where the i-Con™ RT tool enabled a complex lower completion to be installed in a single trip, eliminating a split run and reducing operational risk.

NOV was awarded the drilling equipment package for the Kingdom 4 jack-up rig to be built in Saudi Arabia at International Maritime Industries (IMI). The package includes complete topside equipment, structures, drilling equipment, pipe handling, mud processing, and drilling controls, as well as blowout preventer (BOP) equipment and BOP control system.

NOV’s surface automation package, featuring NOVOS™ reflexive drilling system, Kaizen™ intelligent drilling application, and SoftSpeed™ stick-slip mitigation system, delivered strong results in its inaugural offshore deployment for a Middle East National Oil Company (NOC). The technologies increased rate of penetration and reduced the number of drilling runs, contributing to a 68% reduction in total drilling days compared with offset wells. By combining automation and AI-enabled solutions, the package demonstrated measurable performance gains in complex drilling environments.

NOV secured an award to supply a gas dehydration package for a gas plant project in the Middle East, supporting long-term natural gas development in the region. The award reinforces NOV’s position as a global leader in gas processing technology and highlights the Company’s strong positioning in a region experiencing sustained growth in gas investment.

NOV was awarded a contract for an integrated cable lay system and a knuckle boom crane for a cable lay vessel. The vessel will have capabilities for the installation of interconnector subsea power cables that transmit power to shore and inter-array cables that connect wind farm components.

NOV’s initial deployments of its new Electrical Submersible Contra-Helical Pump (ESCHP) technology in unconventional wells in the Permian Basin are delivering significantly longer run-life in high gas volume conditions compared to traditional ESPs. The pumps have operated for more than 240 days, exceeding prior ESP performance in the same wells by approximately 100 days, with some previous ESP runs lasting as few as 40 days. The pump design eliminates downtime associated with gas interference, supporting increased oil and gas production and demonstrating the technology’s effectiveness in unconventional wells with rising gas-to-liquid ratios.

NOV secured contracts to provide composite solutions for corrosion-critical applications both offshore and on land. Following a history of providing composite solutions for FPSO applications where corrosion and weight are consequential, NOV will supply large-diameter 46-in. 2400C-LD-ECP01 Bondstrand™ GRE composite piping for topside production processing on two FPSOs that will operate offshore Brazil. Additionally, NOV secured an order from an operator in the Permian Basin for over 20 miles of 16-in. to 20-in., 750-psi STAR™ Super Seal Key Lock (SSKL) pipe and more than 1,200 fittings.

NOV commercialized and received an order for its Rapid Emergency Disconnect System (Rapid EDS™) technology, a retrofit upgrade that enables floaters to quickly disconnect from a subsea blow out preventer (BOP) and secure the well when needed. The technology enables faster overall shear-and-disconnect performance compared to traditional hydraulic closures. Rapid EDS can expand the critical watch zone for dynamically positioned vessels during shallow-water operations, improving the operational window without increasing risk. In addition, the quicker shear reduces the risk of well washout as well as total volume losses during the closure process.

NOV was awarded an order to supply Tuboscope’s TK™-Ring II GRE lining system for a large water injection program supporting enhanced oil recovery for a major oil producer in Basra, Iraq. With a track record of successful deliveries, the TK-Ring II system provides corrosion protection and improved flow efficiency to extend asset life and reduce maintenance requirements.

NOV was awarded a multi-year contract to deliver instrumentation and digital services across the international fleet of a major global drilling contractor, building on a US fleet award secured earlier in the year. The contract includes deployment of NOV’s next-generation RigSense™ 4.0 Electronic Drilling Recorder (EDR) and WellData™ 4.0 Remote Drilling Monitoring (RDM) applications, powered by the Max™ Platform, to help standardize data access and improve operational efficiency.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2025 results on February 5, 2026 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely and efficiently produce abundant energy while minimizing environmental impact. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Note Regarding Forward-Looking Statements

This document contains, or has incorporated by reference, statements that are not historical facts, including estimates, projections, and statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often contain words such as “may,” “can,” “likely,” “believe,” “plan,” “predict,” “potential,” “will,” “intend,” “think,” “should,” “expect,” “anticipate,” “estimate,” “forecast,” “expectation,” “goal,” “outlook,” “projected,” “projections,” “target,” and other similar words, although some such statements are expressed differently. Other oral or written statements we release to the public may also contain forward-looking statements. Forward-looking statements involve risk and uncertainties and reflect our best judgment based on current information. You should be aware that our actual results could differ materially from results anticipated in such forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products, potential catastrophic events related to our operations, protection of intellectual property rights, compliance with laws, and worldwide economic activity, including matters related to recent Russian sanctions and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs and their related impacts on the economy. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments. You should also consider carefully the statements under “Risk Factors,” as disclosed in our most recent Annual Report on Form 10-K, as updated in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which address additional factors that could cause our actual results to differ from those set forth in such forward-looking statements, as well as additional disclosures we make in our press releases and other securities filings. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Revenue:
Energy Products and Services	$989	$1,060	$971	$3,977	$4,130
Energy Equipment	1,334	1,287	1,247	4,934	4,888
Eliminations	(46)	(39)	(42)	(167)	(148)
Total revenue	2,277	2,308	2,176	8,744	8,870
Gross profit	462	493	412	1,767	2,010
Gross profit %	20.3%	21.4%	18.9%	20.2%	22.7%

Selling, general, and administrative	300	286	305	1,203	1,134
Goodwill and long-lived asset impairment	70	—	—	70	—
Operating profit	92	207	107	494	876
Interest expense, net	(3)	(13)	(11)	(37)	(53)
Equity income (loss) in unconsolidated affiliates	(6)	(1)	(11)	(16)	36
Other income (expense), net	(17)	6	(12)	(66)	(28)
Income before income taxes	66	199	73	375	831
Provision for income taxes	147	38	29	224	196
Net income (loss)	(81)	161	44	151	635
Net income (loss) attributable to noncontrolling interests	(3)	1	2	6	—
Net income (loss) attributable to Company	$(78)	$160	$42	$145	$635
Per share data:
Basic	$(0.21)	$0.41	$0.11	$0.39	$1.62
Diluted	$(0.21)	$0.41	$0.11	$0.39	$1.60
Weighted average shares outstanding:
Basic	364	388	370	372	392
Diluted	367	390	371	375	396

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,552	$1,230
Receivables, net	1,701	1,819
Inventories, net	1,799	1,932
Contract assets	596	577
Prepaid and other current assets	172	212
Total current assets	5,820	5,770

Property, plant and equipment, net	2,050	1,922
Lease right-of-use assets	502	549
Goodwill and intangibles, net	2,037	2,138
Other assets	882	982
Total assets	$11,291	$11,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$831	$837
Accrued liabilities	822	861
Contract liabilities	565	492
Current portion of lease liabilities	101	102
Current portion of long-term debt	30	37
Accrued income taxes	57	18
Total current liabilities	2,406	2,347

Long-term debt	1,688	1,703
Lease liabilities	521	544
Other liabilities	354	339
Total liabilities	4,969	4,933

Total stockholders’ equity	6,322	6,428
Total liabilities and stockholders’ equity	$11,291	$11,361

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2025	2025	2024
Cash flows from operating activities:
Net income (loss)	$(81)	$151	$635
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	90	355	343
Goodwill and long-lived asset impairment	70	70	—
Deferred income taxes	54	93	49
Working capital, net	414	399	215
Other operating items, net	26	183	62
Net cash provided by operating activities	573	1,251	1,304

Cash flows from investing activities:
Purchases of property, plant and equipment	(101)	(375)	(351)
Business acquisitions, net of cash acquired	—	—	(298)
Business divestitures, net of cash disposed	—	—	176
Other	5	13	2
Net cash used in investing activities	(96)	(362)	(471)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	1	3	420
Payments against lines of credit and other debt	(9)	(26)	(431)
Cash dividends paid	(27)	(190)	(108)
Share repurchases	(85)	(315)	(229)
Other	(13)	(56)	(58)
Net cash used in financing activities	(133)	(584)	(406)
Effect of exchange rates on cash	1	17	(13)
Increase in cash and cash equivalents	345	322	414
Cash and cash equivalents, beginning of period	1,207	1,230	816
Cash and cash equivalents, end of period	$1,552	$1,552	$1,230

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “Free Cash Flow”. The Company defines Free Cash Flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2025	2025	2024

Total cash flows provided by operating activities	$573	$1,251	$1,304
Capital expenditures	(101)	(375)	(351)
Free Cash Flow	$472	$876	$953
Business acquisitions, net of cash acquired	—	—	(298)
Business divestitures, net of cash disposed	—	—	176
Excess Free Cash Flow	$472	$876	$831

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

Presented below is a reconciliation of Operating Profit to Adjusted Operating Profit and Net Income to Adjusted EBITDA. The Company defines Adjusted Operating Profit as Operating Profit excluding Gains and Losses on Sales of Fixed Assets, and, when applicable, pre-tax Other Items. The Company defines Adjusted EBITDA as Adjusted Operating Profit excluding Depreciation and Amortization. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted Operating Profit, Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Pre-tax Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Operating profit:
Energy Products and Services	$73	$112	$38	$277	$475
Energy Equipment	107	152	130	493	608
Eliminations and corporate costs	(88)	(57)	(61)	(276)	(207)
Total operating profit	$92	$207	$107	$494	$876

Operating profit %:
Energy Products and Services	7.4%	10.6%	3.9%	7.0%	11.5%
Energy Equipment	8.0%	11.8%	10.4%	10.0%	12.4%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	4.0%	9.0%	4.9%	5.6%	9.9%

Pre-tax Other Items, net:
Energy Products and Services	$7	$3	$41	$59	$7
Energy Equipment	46	4	21	79	(118)
Corporate	33	—	3	45	2
Total pre-tax Other Items	$86	$7	$65	$183	$(109)

(Gain) loss on sales of fixed assets
Energy Products and Services	$1	$—	$(2)	$(3)	$—
Energy Equipment	(2)	—	(1)	(4)	—
Corporate	—	—	—	4	—
Total (gain) loss on sales of fixed assets	$(1)	$—	$(3)	$(3)	$—

Adjusted operating profit:
Energy Products and Services	$81	$115	$77	$333	$482
Energy Equipment	151	156	150	568	490
Eliminations and corporate costs	(55)	(57)	(58)	(227)	(205)
Adjusted operating profit	$177	$214	$169	$674	$767

Depreciation & amortization:
Energy Products and Services	$59	$58	$58	$233	$221
Energy Equipment	29	29	30	115	115
Corporate	2	1	1	7	7
Total depreciation & amortization	$90	$88	$89	$355	$343

Adjusted EBITDA:
Energy Products and Services	$140	$173	$135	$566	$703
Energy Equipment	180	185	180	683	605
Eliminations and corporate costs	(53)	(56)	(57)	(220)	(198)
Total Adjusted EBITDA	$267	$302	$258	$1,029	$1,110

Adjusted EBITDA %:
Energy Products and Services	14.2%	16.3%	13.9%	14.2%	17.0%
Energy Equipment	13.5%	14.4%	14.4%	13.8%	12.4%
Eliminations and corporate costs	—	—	—	—	—
Total Adjusted EBITDA %	11.7%	13.1%	11.9%	11.8%	12.5%

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(78)	$160	$42	$145	$635
Noncontrolling interests	(3)	1	2	6	—
Provision for income taxes	147	38	29	224	196
Interest expense	22	24	22	88	91
Interest income	(19)	(11)	(11)	(51)	(38)
Equity (income) loss in unconsolidated affiliates	6	1	11	16	(36)
Other (income) expense, net	17	(6)	12	66	28
(Gain) loss on sales of fixed assets	(1)	—	(3)	(3)	—
Depreciation and amortization	90	88	89	355	343
Pre-tax Other Items, net	86	7	65	183	(109)
Total Adjusted EBITDA	$267	$302	$258	$1,029	$1,110